Exhibit 10.2

AMENDMENT TO SEVERANCE BENEFITS AGREEMENT

This Amendment to Severance Benefits Agreement (this “Amendment”) by and between [NAME] (“Executive”), Leap Wireless International, Inc., a Delaware corporation (“Leap”), and Cricket Communications, Inc., a Delaware corporation (“Cricket”) (individually, a “Party” and collectively, the “Parties”) is made and entered into effective as of _____, 2013 (the “Effective Date”). Leap and Cricket are hereinafter collectively referred to as the “Companies.”
WHEREAS, Executive is a Senior Vice President of Cricket and is presently employed by Cricket;
WHEREAS, the Parties previously entered into a Severance Benefits Agreement, dated as of [DATE] (the “Current Severance Benefits Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Severance Benefits Agreement), the term of which automatically extends each December 31st for one additional year unless, not later than the immediately preceding January 1st, Leap or Cricket shall have given notice that the term of the agreement shall not be further extended;
WHEREAS, the Companies have notified Executive that they intend to enter into a new Severance Benefits Agreement with Executive, effective January 1, 2014 (the “New Severance Benefits Agreement”), to (i) provide for increased benefits to be paid to Executive in the event of the “Involuntary Termination” of Executive in connection with a “Change in Control” (as defined in Leap's 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan) (such increased benefits, the “Change-in-Control Benefits”); and (ii) reflect a revised definition of “Cause”;
WHEREAS, in connection with the Companies' plans to enter into the New Severance Benefits Agreement with Executive, Executive was notified that the term of the Current Severance Benefits Agreement would not extend past December 31, 2013;
WHEREAS, the Parties desire to amend and restate Attachment A of the Current Severance Benefits Agreement to immediately provide Executive with the additional Change-in-Control Benefits that will be included in the New Severance Benefits Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as follows:
1.Attachment A to the Current Severance Benefits Agreement is amended and restated in its entirety and replaced with Attachment A attached hereto.
2.This Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
3.In the event of any conflict between the terms of this Amendment and the terms of the Current Severance Benefits Agreement, the terms of this Amendment shall take precedence. Except as expressly modified hereby, the Current Severance Benefits Agreement shall remain in full force and effect until its expiration on December 31, 2013.

IN WITNESS WHEREOF, the Parties have signed their names as of the day and year first above written.
LEAP WIRELESS INTERNATIONAL, INC.

By:
Name:
Title:

CRICKET COMMUNICATIONS, INC.

By:
Name:
Title:

EXECUTIVE
[NAME]

ATTACHMENT A
(as amended effective ____, 2013)

Timing and Circumstances of Involuntary Termination pursuant to Section 2(a) of Agreement	Involuntary Termination occurring other than during the period beginning ninety (90) days prior to and ending one (1) year following a Change in Control	Involuntary Termination occurring during the period beginning ninety (90) days prior to and ending one (1) year following a Change in Control
Amount of Lump Sum Severance Benefit in Cash pursuant to Section 2(a)(ii) of Agreement	Sum of (i) Executive's annual base salary plus (ii) Executive's target annual bonus	Product of 1.5 times and the sum of (i) Executive's annual base salary plus (ii) Executive's target annual bonus
Time Period for COBRA Coverage pursuant to Section 2(a)(iii) of Agreement	One (1) year	Eighteen (18) months